Exhibit 10-N-11

Otter Tail Corporation
Executive Annual Incentive Plan
February 2, 2012

BACKGROUND

Otter Tail Corporation (the “Corporation”) has established the Executive Annual Incentive Plan (the “Plan”) to reward top Corporate executives (“Participants”) who are directly involved in ensuring that the Corporation reaches its performance goals.  The key objectives of the Plan are to focus the Participants’ attention on the Corporation’s operating results to ensure that the Corporation will achieve its desired results currently and in the future.

ELIGIBILITY

Participants include the executive officers of the Corporation as named by the President and Chief Executive Officer and the Compensation Committee of the Board of Directors.  Participants who terminate employment, for reasons other than death, disability, retirement or transfer to a Corporation subsidiary before the end of a calendar year will receive payments under this Plan, if any, under the terms of their Employment Agreements.  Prorated annual incentive payments will be paid to the estates of Participants who die during a year for which a Plan payment is made and to Participants who terminate employment due to disability, retirement or transfer to a subsidiary.

DEFINITIONS

Base Pay is the annualized base amount paid to Participants as of December 31 of the current plan year.  Base Pay includes amounts deferred under Section 401(k) of the Internal Revenue Code, salary reduction amounts under Section 125 of the Internal Revenue Code, and amounts deferred under any deferred compensation program sponsored by Otter Tail Corporation.  Base Pay does not include incentive payments, moving expenses, expense reimbursements, imputed income or any similar amounts.

Target Annual Incentive is the percentage of Base Pay payable if all applicable performance goals are achieved at the stated target level.  The Target Annual Incentive levels shall be established by the Compensation Committee.

Corporate Earnings per Share (EPS) is diluted earnings per share for the calendar year, as reported in the Corporation’s year-end financial reports, subject to adjustment for items deemed to be unusual or extraordinary by the Compensation Committee.  The Compensation Committee shall establish performance standards for EPS for each year.

Corporate Return on Equity (ROE) is the combined average return, as a percentage of total outstanding equity for all business operations, as reported in the Corporation’s annual year-end financial reports, subject to adjustment for items deemed to be unusual or extraordinary by the Compensation Committee.  The Compensation Committee shall establish performance standards for ROE for each year.

Safety is measured against the composite weighted average case rate for the industries of Otter Tail Corporation companies (or the applicable platform).  The Compensation Committee shall establish the performance standards for safety for each year.

Net Income is the difference between total revenues and total costs and expenses after taxes.  The Compensation Committee shall establish the performance standards for net income each year.

Return on Invested Capital (ROIC) is the percentage calculated by dividing earnings before interest, taxes, and dividends, by total capital (common and preferred stock equity plus long-term funded debt).  The Compensation Committee shall establish the performance standards for ROIC each year.

Individual Performance Goals are established for the Participant by the CEO on an annual basis, in furtherance of the Corporation’s strategic objectives.

CASH ANNUAL INCENTIVE

Payment of any cash annual incentive under the Plan is subject to achievement of the applicable Otter Tail Corporation annual performance goals.  The Participant’s Target Annual Incentive is based on competitive market practice, internal equity needs and the Corporation’s philosophy of pay for performance.

Earning the Target Annual Incentive payout is dependent upon achieving the corporate performance goals as identified for each executive officer by the Compensation Committee on an annual basis.  For financial metrics, 50% of the target amount payable is paid if minimum performance level is achieved; 100% of the target amount payable is paid if the target performance level is achieved; and 200% of the target amount payable is paid if the maximum performance level is achieved.  When applicable for the financial metrics, for performance between the minimum performance level and the target performance level, the payment amount shall increase at an even rate and similarly from the target performance level to the maximum performance level the payment amount shall increase at an even rate.  For Safety, 100% of the target amount payable is paid if the target performance level is achieved.  For individual performance goals, payment is made at the discretion of the CEO.

The treatment of extraordinary gains, write-offs and similar unusual events will be at the discretion of the Compensation Committee.  Subject to the discretion of the Compensation Committee, the safety component shall not be paid if there is a workplace fatality resulting from a workplace accident.

ADMINISTRATION

The Plan is not funded and all annual incentive payments will be paid out of the Corporation’s general assets.

Annual incentive payments will be paid in cash, through the appropriate payroll system, as soon as administratively possible after annual performance results are approved by the Board of Directors, but not later than March 15th.  The Corporation will deduct from any Plan payment and transmit to the proper taxing authority, such amount as it may be required to withhold under any applicable federal, state or other law.

The Corporation retains sole discretion, authority, and responsibility to decide all factual and legal questions under the Plan.

MISCELLANEOUS

The terms of this document shall not constitute a term of employment for any Participant, and the Corporation shall not be obligated to continue the Plan.  The terms of this document shall not give any Participant the right to be retained in employment with the Corporation.

Payments under this Plan are not considered part of base pay and, except for contributions to the Corporation’s Retirement Savings Plan, will not be considered in any Corporation or subsidiary tax-qualified Participant benefit plan.  Payments under this Plan will be considered part of Recognized Compensation under the Otter Tail Corporation Retirement Savings Plan, or its successor, and will, therefore, be included in determining the Participant’s Retirement Savings Plan contributions.

AMENDMENT AND TERMINATION

The Plan’s performance goals and payment structure will be reviewed annually and adjusted to reflect current market conditions and Corporation needs.  The Corporation, by action of the Compensation Committee of the Board of Directors, reserves the right to amend or terminate this Plan at any time.

FOR THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS:

/s/ Arvid Liebe		2/2/2012
Arvid Liebe, Compensation Committee Chair		Date

OTTER TAIL CORPORATION

By:	/s/ Edward J. McIntyre	2/2/2012
	Edward J. McIntyre	Date
Its: President and CEO

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